Exhibit 3.1

SECOND ARTICLES OF AMENDMENT AND RESTATEMENT

OF

FS INVESTMENT CORPORATION

FIRST: FS Investment Corporation (the “Corporation”), a Maryland corporation, desires to amend and restate its charter.

SECOND: The following provisions are all the provisions of the charter of FS Investment Corporation currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation is FS Investment Corporation.

ARTICLE II

PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including conducting and carrying on the business of a business development company, subject to making an election therefor under the Investment Company Act of 1940, as amended (the “1940 Act”).

ARTICLE III

RESIDENT AGENT AND PRINCIPAL OFFICE

The name and address of the resident agent of the Corporation in Maryland is The Corporation Trust Incorporated, 351 W. Camden Street, Baltimore, Maryland 21201. The street address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 W. Camden Street, Baltimore, Maryland 21201.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number, Term and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the board of directors. The number of directors of the Corporation is ten, which number may be increased or decreased from time to time by the board of directors pursuant to the bylaws of the Corporation (“Bylaws”).

A majority of the board of directors shall be independent directors, except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of such independent director’s successor. A director is considered independent if he or she is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act. The names of the directors currently in office are Michael C. Forman, David J. Adelman, Gregory P. Chandler, Barry H. Frank, Thomas J. Gravina, Michael J. Hagen, Jeffrey K. Harrow, Michael J. Heller, Paul Mendelson and Pedro A. Ramos.

The Corporation elects, at all times that it is eligible to so elect, to be subject to the provisions of Section 3-804(c) of the Maryland General Corporation Law (the “MGCL”), subject to applicable requirements of the 1940 Act and except as may be provided by the board of directors in setting the terms of any class or series of Preferred Stock (as hereinafter defined), in order that any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

From and after the date these Second Articles of Amendment and Restatement are accepted for record with State Department of Assessments and Taxation of the State of Maryland (“SDAT”), the directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the board of directors, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify. Directors may be elected to an unlimited number of successive terms.

Section 4.2 Extraordinary Actions. Except as provided in Section 6.2, notwithstanding any provision of law requiring an action to be approved by the affirmative vote of the holders of stock entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable and approved by the board of directors, and approved by the affirmative vote of holders of stock entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Authorization by Board of Stock Issuance. The board of directors may authorize the issuance from time to time of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into stock of any class or series, whether now or hereafter authorized, for such consideration as the board of directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

Section 4.4 Quorum. The presence in person or by proxy of the holders of stock of the Corporation entitled to cast one third of the votes entitled to be cast at the meeting shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of stock entitled to cast one third of the votes entitled to be cast by each such class on such a matter shall constitute a quorum.

Section 4.5 Preemptive Rights. Except as may be provided by the board of directors in setting the terms of classified or reclassified stock pursuant to Section 5.4 or as may otherwise be provided by contract approved by the board of directors, no holder of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 4.6 Appraisal Rights. Except as may be provided by the board of directors in setting the terms of any class or series of Preferred Stock and except as contemplated by Section 3-708 of the MGCL,

no stockholder of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor provision thereto in connection with any transaction.

Section 4.7 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the board of directors consistent with the charter shall be final and conclusive and shall be binding upon the Corporation and every stockholder: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of stated capital, capital surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the charter or the Bylaws or otherwise to be determined by the board of directors.

Section 4.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire board of directors, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE V

STOCK

Section 5.1 Authorized Stock. The Corporation has authority to issue 500,000,000 shares of stock, of which 450,000,000 shares are classified as common stock, $0.001 par value per share (“Common Stock”), and 50,000,000 shares are classified as Preferred Stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized stock having par value is $500,000. A majority of the entire board of directors without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. Except as otherwise provided in this charter, and subject to the express terms of any class or series of Preferred Stock, holders of Common Stock shall have the exclusive right to vote on all matters as to which a stockholder is entitled to vote pursuant to applicable law at all meetings of stockholders. In the event of any voluntary or involuntary liquidation, dissolution or winding up, the aggregate assets available for distribution to holders of Common Stock shall be determined in accordance with applicable law and the charter. Each holder of Common Stock shall be entitled to receive, ratably with each other holder of Common Stock, that portion of the assets available for distribution as the number of outstanding shares of stock of such class held by such holder bears to the total number of outstanding shares of stock of such class then outstanding. The board of directors may classify or reclassify any unissued shares of Common Stock from time to time, in one or more classes or series of Common Stock or Preferred Stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

Section 5.3 Preferred Stock. The board of directors may issue shares of Preferred Stock or classify or reclassify any unissued shares of Preferred Stock from time to time, in one or more classes or series of Preferred Stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

Section 5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the board of directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the SDAT. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the board of directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with SDAT, or other charter document.

Section 5.5 Inspection of Books and Records. A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the board of directors determines that such stockholder has an improper purpose for requesting such inspection.

Section 5.6 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws. The board of directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the Bylaws.

ARTICLE VI

AMENDMENTS; CERTAIN EXTRAORDINARY ACTIONS

Section 6.1 Amendments Generally. The Corporation reserves the right from time to time to make any amendment to the charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.

Section 6.2 Approval of Certain Charter Amendments and Dissolution.

(a) The affirmative vote of the holders of shares entitled to cast at least 80 percent of all the votes entitled to be cast on the matter, with each class that is entitled to vote on the matter voting as a separate class, shall be necessary to effect:

(i) Any amendment to the charter to make the Common Stock a “redeemable security” or to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act);

(ii) The liquidation or dissolution of the Corporation and any amendment to the charter of the Corporation to effect any such liquidation or dissolution; and

(iii) Any amendment to Section 4.1, Section 4.2, Section 4.7, Section 4.8, Section 6.1 or this Section 6.2;

provided, however, that, if the Continuing Directors (as defined herein) then on the board of directors, by a vote of at least two-thirds of such Continuing Directors, in addition to approval by the board of directors, approve such proposal or amendment, the affirmative vote of only the holders of stock entitled to cast a majority of all the votes entitled to be cast on the matter shall be required to approve such matter.

(b) Continuing Directors. “Continuing Directors” means the directors identified in Article IV, Section 4.1 and the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the Continuing Directors then on the board of directors.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION AND

ADVANCE OF EXPENSES

Section 7.1 Limitation of Stockholder Liability. No stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of being a stockholder, nor shall any stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of being a stockholder. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Internal Revenue Code of 1986, as amended (the “Code”)), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Section 7.2 Limitation of Director and Officer Liability. To the fullest extent permitted by Maryland law, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Section 7.2, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Section 7.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 7.3 Indemnification. The Corporation shall have the power to indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity, and (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of any corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in such capacity and from and against any claim or liability to which such person may become subject or which such person may incur, in each case to the fullest extent permitted by Maryland law. The Corporation may, with the approval of the board of directors or any duly authorized committee thereof, provide such indemnification and advancement of expenses to a Person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 7.4 Express Exculpatory Clauses in Instruments. Neither the stockholders nor the directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being stockholders, directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s net assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any stockholder, director, officer, employee or agent liable thereunder to any third party, nor shall the directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

Section 7.5 1940 Act. The provisions of this Article VII shall be subject to any applicable limitations of the 1940 Act.

Section 7.6 Amendment or Repeal. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 7.7 Non-exclusivity. The indemnification and advancement of expenses provided or authorized by this Article VII shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the bylaws, a resolution of stockholders or directors, an agreement or otherwise.

THIRD: The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The name and address of the Corporation’s current resident agent and the current address of the principal office of the Corporation are as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Section 4.1 of Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement, the number of shares of each class or series thereof, and the aggregate par value of all shares of stock of the Corporation having par value were not changed by the amendments set forth in the foregoing amendment and restatement of the charter of the Corporation.

SEVENTH: The undersigned Chief Executive Officer acknowledges these Second Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Second Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer on April 16, 2014.

FS INVESTMENT CORPORATION

Attest:	/s/ Stephen S. Sypherd	By:	/s/ Michael C. Forman

	Stephen S. Sypherd Secretary		Michael C. Forman Chief Executive Officer